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                                                                    Exhibit 99.3


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE      EAGLE FOOD CENTERS
                           P.O. Box 6700, Rock Island, Illinois 61204-6700
                           Executive Offices & Distribution Center
                           Route 67 & Knoxville Road,  Milan,  Illinois 61264
                           Telephone:  309-787-7700/Fax:  309-787-7895

                          FROM:    S. Patric Plumley

                          TITLE:   Senior Vice President-CFO

                          DATE:    July 7, 2000

         MILAN, ILLINOIS, (July 7, 2000)-- Eagle Food Centers, Inc., (NASDAQ:
EGLE) announced today that the United States District Court for the District of Delaware confirmed the Company's first amended plan of reorganization. In its Chapter 11 case, and pursuant to the confirmed plan of reorganization, Eagle has restructured its 8 5/8% Senior Notes due April 15, 2000 according to its consensual agreements with approximately 29% of the Company's largest institutional holders. Additionally, the Company has been able to reject or otherwise terminate its leasehold interests with respect to a number of non-operating or under-performing stores.

         Robert J. Kelly, Chairman of the Board of Eagle, stated that, "We are very pleased with today's development. As a result of the Company's restructuring, it will now emerge from Chapter 11 with a much improved capital structure. We look forward to being able to completely focus on our business as a stronger, more secure regional supermarket chain."

         Eagle Food Centers, Inc., is a leading regional supermarket chain headquartered in Milan, Illinois, operating 64 stores in northern and central Illinois and eastern Iowa under the trade names of Eagle Country Markets and BOGO'S Food and Deals.